Exhibit 99.1
Compensation Discussion and Analysis
Compensation Philosophy
          USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of shareholders, motivates management to profitably achieve our strategic growth and annual operating objectives and enables us to attract and retain talented executives. Consistent with this philosophy, we designed the elements of our total compensation package to meet the following objectives:
•	Pay for Performance – Approximately 70% of the current compensation opportunity for executives is variable, based on earnings levels, growth, share price and operating objectives. The relative weighting of pay elements (salary, annual incentive and long-term incentive) is comparable to USG’s compensation comparator group. We believe this weighting creates a strong incentive to maximize performance.

•	Create Stockholder Alignment – We use equity-based awards, and are reinstituting share ownership guidelines, designed to align management’s interests with those of our stockholders. We will expect executive officers to own at least a specified amount of stock after a period of time based on their level of compensation.

•	Provide a Competitive Compensation Opportunity – We have designed our compensation package to be competitive in total. Our objective is to provide executive officers with the opportunity to earn total compensation between the 50th and 75th percentile of the comparator group, with above median compensation provided for above median performance. To reward extraordinary accomplishments or promote retention, we may pay an element of compensation in excess of the 75th percentile of the comparator group for that compensation element.

•	Provide Balanced Incentives – Our compensation programs, including our annual and long-term incentive programs, are designed to work together to provide a balanced array of performance targets. We select these targets to incentivize management to achieve both short-term operating and long-term growth objectives, and to achieve earnings and efficiency objectives. We use broad, high impact measures such as manufacturing cost, working capital efficiency, customer satisfaction, earnings and revenue that are consistent with our strategic objectives.

•	Maintain Internal Equity — We may make adjustments to our compensation structure based on internal equity comparisons between positions. We do this to facilitate internal movement and succession planning and to promote a sense of fairness.

•	Promote Retention – One of USG’s strengths is the knowledge base provided by many experienced managers. As an industry leader, our managers are sought after by our competitors and other organizations. Accordingly, we design our programs to reward valued service and to promote retention of talented and experienced managers.
Compensation and Organization Committee
          Our executive compensation programs are overseen by the Compensation and Organization Committee of our Board of Directors. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are: Valerie B. Jarrett (Chair), W. Douglas Ford, David W. Fox, Marvin E. Lesser, John B. Schwemm and Judith A. Sprieser. The Committee’s charter charges it with various accountabilities, including:
•	“to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their total compensation;

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans; and

•	to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.”
          The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings
          The Committee is scheduled to meet on a regular basis at least four times each year, in February, May, July and November. In 2006, due to the number of compensation items related to our emergence from Chapter 11, the Committee held nine additional meetings. The agenda for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair.
Management’s Role in Compensation
          Our Human Resources Department is responsible for the administration of our executive compensation, benefit and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.
          The Chairman and Chief Executive Officer recommends to the Committee increases or changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to USG’s results and potential for future contributions to our success.
          Management attendees at Committee meetings usually include the Chairman and Chief Executive Officer, the Senior Vice President, Human Resources, the Director, Executive Compensation, the Director, Compensation and the Corporate Secretary, who acts as secretary for the meetings. Management’s compensation consultant, the Chief Financial Officer, the Controller, the General Counsel and other senior managers attend meetings periodically at the request of either management or the Committee.
Compensation Advisors and Consultants
          The Committee has retained Watson Wyatt Worldwide as a compensation consultant to provide the Committee with an independent review of USG’s executive compensation programs. Watson Wyatt was selected by the Committee and works under the direction of the Committee Chair. Watson Wyatt does not provide advisory services to management, although at the request of the Committee Chair it may review management proposals prior to the Committee’s review. A representative of Watson Wyatt generally attends the Committee’s meetings. USG pays Watson Wyatt’s consulting fees after approval by the Committee Chair.
          Management also uses consultants to provide analysis and advice with respect to executive compensation. Management’s primary advisors for compensation and related matters are Hewitt Associates, Exequity, LLP, McDermott, Will and Emery and Jones Day. The Committee periodically meets with its advisors and management’s compensation consultants without management present.
Elements of the Total Compensation Package Impacted by Chapter 11
          In late 2000 and early 2001, potential asbestos-related liabilities created significant uncertainty within USG and the building materials industry. To address this uncertainty, management proposed several changes to our compensation and benefit programs that were initially approved by the Committee and the Board of Directors, and subsequently approved by creditors and the U.S. Bankruptcy Court. The changes were made to
•	recognize that traditional elements of our long-term incentive program (such as stock options and restricted stock) were no longer practical compensation vehicles,

•	provide USG with the ability to attract and retain key executives in an extremely competitive labor market by maintaining a competitive total compensation package and

•	allay concerns over employment security and benefit issues that might encourage executives to retire prematurely or seek employment elsewhere, or otherwise distract senior management from the task of resolving the asbestos liability issue.

Among the most significant changes were
•	implementation of a cash based “2001 Key Employee Retention Plan” followed by two successor plans, the “2004 Key Employee Retention Plan” and the “2006 Corporate Performance Plan,” as substitutes for our prior long-term incentive plan. The plan in effect for 2006, the Corporate Performance Plan, expired upon our emergence from Chapter 11 on June 20, 2006. The final payment under this plan will be paid in July 2007 and was variable based on our 2006 adjusted consolidated net earnings,

•	implementation of executive severance plans as a substitute for the employment and change in control agreements that had been in place prior to the filing of Chapter 11, and

•	establishment of special retirement grantor trusts for certain senior managers to avoid premature retirements by providing security for vested non-qualified retirement benefits.
          Our successful emergence from Chapter 11 provided management and the Committee the opportunity to review and revise our compensation and benefit programs, including our annual management incentive plan, long-term incentive plan and employment and change in control severance arrangements. Management and the Committee used this opportunity to develop new programs and arrangements that they believed would be
•	in close alignment with stockholders’ interests,

•	consistent with current and evolving principles of good governance,

•	in compliance with recent changes in tax and regulatory requirements and

•	effective in achieving their stated purposes of driving operational performance and achieving growth objectives.
          In addition, in February 2006 the Committee recommended and the Board approved special cash awards to Messrs. Foote, Fleming and Ferguson in the amounts of $1,000,000, $500,000 and $500,000, respectively. These awards were made for exceptional leadership and performance throughout our Chapter 11 proceedings and to recognize the successful conclusion of those proceedings, which resulted in the preservation of ownership for our stockholders. These amounts are included in the Bonus column of the Summary Compensation Table.
Setting Compensation Levels – Benchmarking
          To implement our philosophy of providing a competitive compensation opportunity, since 2003, management has engaged Hewitt Associates to conduct an annual Executive Compensation Competitive Review. The objective of this study is to compare all elements of compensation for the approximately 15 USG executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each position included in the study, including the Chief Executive Officer, is compared to similar positions in this comparator group in terms of base salary, annual incentive, long-term incentive, the estimated value of benefits and perquisites and total compensation.
          We selected our comparator companies from among those for which data is available in Hewitt’s Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues. For the 2006 study, the companies included in the comparator group were:

American Standard Companies Inc.	Dover Corporation	PactivCorporation

Armstrong World Industries, Inc.	FMC Technologies, Inc.	Phelps Dodge Corporation

Ball Corporation	Kennametal Inc.	Potash Corp.

Beazer Homes USA, Inc.	Lennox International, Inc.	The Sherwin-Williams Company

The Black and Decker Corporation	Martin Marietta Materials, Inc.	Teleflex, Incorporated

Borg Warner, Inc.	Masco Corp.	Texas Industries, Inc.

Brunswick Corporation	MeadWestvaco Corp.	Vulcan Materials, Company

Cooper Industries, Inc.	Owens Corning Corporation	W. W. Grainger, Inc

Wm. Wrigley Jr. Company

          The results of the study are presented annually to the Committee. The Committee uses the information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chief Executive Officer. The study provides the Committee with market information that enables it to evaluate (and adjust where appropriate) total compensation opportunities, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements.
Elements of Total Compensation
     Our total compensation program consists of the following elements:
•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.
Base Salary
          The starting point for determining base salaries for our executive officers is the annual Hewitt Executive Compensation Competitive Review, which provides market data regarding the competitiveness of our salary structure. In general, the median of the comparator group companies is considered to be the “market rate” for each position. Individual salaries for our executive officers generally range between the 50th and 75th percentile of the comparator group.
          Factors that warrant paying above the market rate include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Committee), unique skills or experience, retention considerations and length of service in the position or with USG.
          Where the scope of an executive officer’s accountabilities is unique and cannot be reasonably compared to similar positions in the comparator group, we establish a market rate based on a combination of the available market data and internal equity. We do this so that the salary appropriately reflects the officer’s contributions and value to USG.
          The Committee and the Board review salaries for all executive officers on an annual basis in February and changes, if any, are made effective March 1. In some cases, a promotion or new hire will result in salary action at other times during the year.
Annual Incentive
          The purpose of our annual Management Incentive Program is to provide a variable reward opportunity based on earnings and the achievement of objectives that are derived from the annual operating plan and important levers in impacting overall results. Management believes that the program satisfies the requirements of Section 162(m) of the Internal Revenue Service Code and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our executive officers named in the Summary Compensation Table, or named executive officers, and that awards earned under this program in 2007 will be fully deductible as “performance-based compensation.”
          Participants in the annual Management Incentive Program include all executive officers and approximately 260 other managers. Each participant’s target annual incentive opportunity is expressed as a percentage of base salary. In 2006, the annual incentive opportunity for executive officers ranged from 40% of base salary to 110% of base salary for the Chief Executive Officer. The annual incentive opportunity for our Chief Executive Officer has been increased to 125% of base salary for 2007. We pay annual incentive awards in cash in February following the year in which they are earned.
          For 2006 and 2007, the annual incentive award opportunity is comprised of the following two equally weighted segments that are designed to provide an incentive to pursue operational excellence and maximize earnings:

Strategic Focus Targets: We base 50% of the total potential annual Management Incentive Program award opportunity on the achievement of annual operating objectives that support our strategic goals. These objectives, called strategic focus targets, are derived from our annual planning process and are measurable and verifiable. The Committee approves the strategic focus targets and target, minimum and maximum performance levels for each of them early in the year. Depending on achievement, the payout can range from 0 to 200% for each target. The following table sets forth information regarding the 2006 strategic focus targets for our named executive officers.

	Annual Management Incentive	2006	2006
Category	Award Opportunity	Target	Payout
Financial	10%
- Overhead		$376 million	155%
- Working Capital/Sales		10.2%	200%
Customer Satisfaction	10%	(1)	99%
L & W Supply sales (adjusted)	10%	$2.2 billion	102%
Domestic Ceiling Tile Margin	10%	(1)	120%
Wallboard Cost	10%	(1)	0

(1)	We do not publicly disclose wallboard cost, ceiling tile margin or customer satisfaction metrics because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.
Share of the Earnings: We base 50% of the total annual Management Incentive Program award opportunity on a “share of the earnings” formula. We use a portion of our adjusted consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings have been made in the past (with the Committee’s approval) for asbestos related charges, bankruptcy expenses and the impact of acquisitions and new accounting pronouncements. For 2006, the allocation of earnings to the share of the earnings pool was $9,724,200.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by adjusted consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, less funds are allocated to the pool resulting in lower awards for participants. We believe this plan design motivates managers to maximize financial results and avoids the difficulty of attempting to set appropriate earnings targets, particularly when the housing markets are experiencing significant volatility.
          In February of each year, the Committee reviews the prior year’s performance and compares it to the relevant strategic focus targets and the share of the earnings formula before it and the Board approve the payment of annual incentive awards. The Committee has not used discretion under the annual Management Incentive Program to adjust awards for executive officers, nor has the Committee approved any revision of strategic focus targets for executive officers after they were approved in February. Our Management Incentive Plan approved by our stockholders in May 2006 and effective beginning with 2007 does not give the Committee discretion to increase annual incentive awards for our executive officers.
          In 2006, achievement under the strategic focus target segment of the program on an aggregate basis resulted in a payout equal to approximately 100% of target for our executive officers. The share of the earnings component resulted in a payout equal to approximately 182% of target for executive officers for that portion of the plan. The total payout for executive officers for the 2006 program was 141% of target. Over the past ten years, the total payout under our annual management incentive programs has varied from 0 to 169% percent of target, and has averaged approximately 108% of target, for executive officers.

Long Term Incentive Programs
Chapter 11 Related Long-Term Incentive Plans
          Prior to the Chapter 11 filing, our long-term incentive program provided awards in the form of stock options and performance-based restricted shares. During Chapter 11, we substituted cash-based retention plans for the prior equity-based program. These cash-based plans were the 2001 Key Employee Retention Plan, the 2004 Key Employee Retention Plan and the 2006 Corporate Performance Plan. We developed and implemented these plans to promote the retention of management and, in the case of the 2004 Key Employee Retention Plan and the 2006 Corporate Performance Plan, also to motivate management to maximize adjusted consolidated net earnings. Approximately 250 managers participated in these plans that provided an aggregate annual cash award ranging from 30% of base salary for the lowest level of participation to 170% percent of base salary for the Chief Executive Officer.
          These plans provided that a portion of the awards would be paid in the year following the period for which they were earned. The final payment under the 2004 Key Employee Retention Plan, which was variable based on 2005 adjusted consolidated net earnings, was made to participants in July 2006. The amounts we paid to our named executive officers under the 2004 Key Employee Retention Plan in 2006 are included in the Bonus column in the Summary Compensation Table. The Corporate Performance Plan became effective on January 1, 2006 and expired upon our emergence from Chapter 11 on June 20, 2006. Participants receive pro-rated awards, based upon the length of time we were in Chapter 11 during 2006. The first pro-rated payment was made to participants in January 2007 and the final pro-rated payment will be made to participants in July 2007. This final payment is variable based on our 2006 adjusted consolidated net earnings. The amounts paid to our named executive officers under the Corporate Performance Plan in January 2007 are included in the Bonus column in the Summary Compensation Table and the amounts payable to them under the Plan in July 2007 are included in the Non-Equity Incentive Plan Compensation column of that table.
Long-Term Incentive Plan
          As we concluded our Chapter 11 proceedings, management developed, and the Committee and Board approved, a new equity-based, long-term incentive plan to be implemented upon emergence from Chapter 11. The plan, our Long-Term Incentive Plan, was approved by our stockholders in May 2006. The purpose of the Long Term Incentive Plan is to align the interests of management with those of our stockholders, drive earnings growth and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The plan provides for the use of several types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash awards.
2006 Special Long-Term Incentive Awards
          We made the initial awards under the Long-Term Incentive Plan in August 2006 shortly after we emerged from Chapter 11 and completed our rights offering. Each participant received an award with a grant date value of approximately twice the annual value (generally between the 50th and 75th percentiles) of long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive Compensation Competitive Review. We valued the grants at this level to recognize the successful conclusion of our Chapter 11 proceedings, to provide strong incentive to grow our business and to create opportunity for immediate and significant alignment with our stockholders.
          For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options and the other half was provided in restricted stock units. We used stock options to align management and stockholder interests by providing an opportunity for management to own meaningful levels of stock, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. We used restricted stock units to achieve these objectives and, in addition, to promote the retention of the talented management staff that had successfully led USG through the Chapter 11 process.
          The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire ten years from the date of grant, or earlier in the event of death, disability or retirement. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the case of death, disability or a change in control. We utilized restricted stock units rather than restricted shares to avoid creating immediate tax liability for award recipients who are eligible to retire.
          The Board approved the grants on August 8, 2006. The exercise price of the options was $46.17, which was the closing price of our common stock on the New York Stock Exchange on that day. The Committee selected August 8th in advance as the day to consider approving the grants based on management’s and the Committee’s belief that this would allow the financial markets time to analyze our second quarter financial results, which were released on July 24, 2006, and would allow trading of our common stock for more than a full trading week subsequent to the expiration of our rights offering.
          In March 2007, the Committee and Board approved equity awards under our Long-Term Incentive Plan for 2007. Each participant received an award with a grant date value approximately equal to the annual value (generally between 50th and 75th percentiles) of long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive Compensation Competitive Review.
          For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options. The options have essentially the same terms as the options granted in 2006, except that they will generally vest at a rate of 25% per year. The exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.
          One-quarter of the grant date value of the total award was provided in the form of restricted stock units that have essentially the same terms as the restricted stock units granted in 2006. The remaining 25% of the grant date award value was provided in the form of performance shares. The performance shares will vest after three years. The actual number of performance shares to be issued can range from 0 to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period compared to the total shareholder return for the companies in the Dow Jones U.S. Construction and Materials Index.
          The Committee and Board also approved special retention awards for certain of our executive officers. These awards were made in the form of restricted stock units that vest after five years.
Benefits and Perquisites
Broad-Based Health and Welfare Benefits
          We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:
•	Medical, dental and vision plans: All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the vision and dental plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002 are eligible for retiree medical coverage.

•	USG Corporation Investment Plan (401(k) Plan): We match employee contributions at a rate of $.50 per dollar contributed up to 6% of pay. In November 2006, the Committee and Board approved management’s proposal to institute a deferred compensation plan in 2007. Management anticipates implementing the plan on April 1, 2007.

•	USG Corporation Retirement Plan: This qualified defined benefit plan requires all participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement with the benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year if the participant has a combined age and benefit service of 90.
          We also provide plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan
          Approximately 200 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan is designed to provide the participants with a pension benefit based on pensionable compensation in excess of the limit set for the Retirement Plan by the Employee Retirement Income Security Act of 1974, or ERISA. The provisions of the supplemental plan mirror those of the Retirement Plan, including benefit formulas and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading 2006 Pension Benefits Table.
Supplemental Deferred Compensation Plan
          In November 2006, the Committee and Board approved management’s proposal to implement a supplemental deferred compensation plan effective April 1, 2007.
Perquisites and Other Benefits
          We provide certain perquisites and other benefits to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are provided a company automobile (including office parking for our named executive officers), financial and estate planning and tax preparation services, personal liability and Executive Death Benefit Plan coverage, membership in luncheon clubs and an annual medical examination. In addition, for security reasons, Mr. Foote is provided with a home security system and company driver for certain occasions. The value of these benefits is described in more detail in the table titled “Supplemental Table.”
Employment Security and Potential Post Employment Payments
          We provide all of our executive officers with two employment security arrangements — an employment agreement and a change in control severance agreement.
Employment Agreements: We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. The employment agreements generally provide named executive officers with two years of salary and benefits upon termination of their employment by us without cause.

The employment agreements have an initial term of two years and will be automatically extended for one-year terms unless 90 days’ notice is provided before expiration of the current term. They include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change In Control Severance Agreements: We provide these agreements to promote neutrality by our executive officer with regard to a potential change in control transaction so they make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect the Corporation’s intellectual property and other assets, and to reduce the potential for litigation related to termination of employment. The change in control severance agreements generally provide named executive officers three years of salary and benefits if there is both a change in control and a termination of their employment by us without “cause” or by them for “good reason.” Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation.

The change in control severance agreements have an initial term of two years and will be automatically extended for one-year terms unless 90 days’ notice is provided before expiration of the current term. They include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made. The definition of change in control is the same as in our Long-Term Incentive Plan.

Further information regarding the benefits our named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control.”
Tax and Accounting Implications
          Management and the Committee reviewed and considered the deductibility of payments under our executive compensation programs under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Management and the Committee believe the compensation paid and gains from non-qualified stock options granted in 2006 will be tax deductible. While management and the Committee will continue to review and consider the tax deductibility of our compensation programs, the Committee and the Board may approve programs or awards that do not meet the deductibility requirements of Section 162(m) in order to achieve our compensation objectives.
          Management and the Committee reviewed all executive compensation programs and arrangements under Section 409A of the Internal Revenue Code and the current and future year accounting impact of the 2006 and 2007 Long-Term Incentive Plan awards under Statement of Financial Accounting Standards No. 123(R) when it considered and approved those awards.

2006 SUMMARY COMPENSATION TABLE
     The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and principal financial officers and our other three most highly compensated executive officers for 2006.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
			Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal			($)	($)	Awards ($)	($)	Earnings ($)	($)
Position	Year	Salary ($)	(1)	(2)	(3)	(4)	(5)	(6)	Total ($)
William C. Foote Chairman and Chief Executive Officer	2006	$1,078,333	$1,902,452	$3,205,632	$2,919,071	$2,333,171	$803,293	$59,158	$12,301,110
Richard H. Fleming Executive Vice President and Chief Financial Officer	2006	$497,500	$903,027	$642,142	$583,814	$714,262	$586,759	$44,172	$3,971,676
James S. Metcalf President and Chief Operating Officer	2006	$540,000	$403,020	$248,680	$217,087	$847,463	$185,070	$42,457	$2,483,777
Edward M. Bosowski Executive Vice President and Chief Strategy Officer; President, USG International	2006	$452,000	$351,005	$642,142	$583,814	$645,693	$273,768	$36,795	$2,985,217
Stanley L. Ferguson Executive Vice President and General Counsel	2006	$397,500	$821,015	$479,703	$437,545	$571,410	$214,669	$50,271	$2,972,113

(1)	The amounts shown in this column include payments made under our 2004 Key Employee Retention Plan in 2006, the payments made under our 2006 Corporate Performance Plan in January 2007 and special cash awards made to Messrs. Foote, Fleming and Ferguson in recognition of their exceptional leadership and performance throughout our Chapter 11 proceedings and the successful conclusion of these proceedings. The special cash awards to Messrs. Foote, Fleming and Ferguson were in the amounts of $1,000,000, $500,000 and $500,000, respectively. Payments under the Key Employee Retention Plan were as follows: Mr. Foote — $466,402; Mr. Fleming — $227,342; Metcalf — $213,280; Mr. Bosowski — $192,186; and Mr. Ferguson — $180,467. The January 2007 payments under the Corporate Performance Plan were as follows: Mr. Foote — $436,050; Mr. Fleming — $175,685; Mr. Metcalf - $189,740; Mr. Bosowski — $158,819; and Mr. Ferguson — $140,548.

(2)	The amounts shown in this column include the compensation expense recognized in our financial statements for 2006 in accordance with FAS 123(R) for the restricted stock unit awards granted under our Long-Term Incentive Plan on August 8, 2006. The assumptions used in valuing these awards are described in Note 14 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2006. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed.

(3)	The amounts shown in this column include the compensation expense recognized in our financial statements for 2006 in accordance with FAS 123(R) for the non-qualified stock options to purchase USG common stock granted under our Long-Term Incentive Plan on August 8, 2006. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these awards are described in Note 14 to our consolidated financial statements included in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2006. For purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed.

(4)	The amounts shown in this column include payments under our annual Management Incentive Program for services performed in 2006 and the payment under our 2006 Corporate Performance Plan to be made in July 2007. Payments under the annual Management Incentive Program were as follows: Mr. Foote - $1,696,538; Mr. Fleming — $457,762; Mr. Metcalf — $570,443; Mr. Bosowski — $413,817; and Mr. Ferguson — $366,210. Amounts to be paid under the Corporate Performance Plan are as follows: Mr. Foote — $636,633; Mr. Fleming — $256,500; Mr. Metcalf — $277,020; Mr. Bosowski — $231,876; and Mr. Ferguson — $205,200.

(5)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2005 to December 31, 2006, the plan measurement dates used for financial statement reporting purposes.

(6)	The amounts in this column reflect all other compensation for 2006 that could not properly be reported in any other column. Details regarding all other compensation components are provide in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, which is imputed as income to him. From time to time, executive officers may use our tickets to sporting venues for personal use and may have a family member accompany them on a plane leased for business purposes. There is no incremental cost to us for these personal benefits and no value is attributed to them in the Summary Compensation Table.
SUPPLEMENTAL TABLE

	Named Executive Officers
	William C.	Richard H.	James S.	Edward M.	Stanley L.
Item	Foote	Fleming	Metcalf	Bosowski	Ferguson
Financial Planning	$10,000	—	$5,000	$5,000	$5,000
Tax Preparation	$5,000	—	$2,500	$2,500	—
Estate Planning	$1,043	$15,376	$3,662	—	$10,900
Personal Liability Insurance	$774	$774	$774	$774	$774
Executive Death Benefit Plan and AD&D Coverage	$7,650	$4,845	$2,339	$2,636	$2,702
Managers Medical Exam	—	—	$5,817	$1,330	$1,050
Home Security	$624	—	—	—	—
Luncheon Clubs	$9,583	$2,100	$2,885	$2,100	$3,018
Company Automobile (personal use)	$18,984	$11,017	$9,420	$16,955	$16,767
Parking	—	$4,560	$4,560	—	$4,560
Investment Plan Matching Contributions	$5,500	$5,500	$5,500	$5,500	$5,500
TOTAL	$59,158	$44,172	$42,457	$36,795	$50,271
2006 Corporate Performance Plan (CPP) and 2004 Key Employee Retention Plan (KERP)
          The 2006 Corporate Performance Plan, or CPP, provided that it would be in effect for eligible participants from January 1, 2006 through December 31, 2006, or through and including the effective date of our emergence from Chapter 11, whichever occurred first. The CPP provides our participants with two cash payments equal in the aggregate to a targeted percentage of their annual base salary. The first payment was made in January 2007. The second payment will be made in July 2007 and is subject to a performance adjustment based on our 2006 adjusted consolidated net earnings. Depending on our net earnings, the July 2007 payment could be increased to as much as 150% of its targeted amount. Because the CPP ended upon our emergence from Chapter 11 on June 20, 2006, awards earned under the CPP were prorated through that date, subject to the final adjustment. The CPP was the successor to our 2004 Key Employee Retention Plan, under which final awards were paid in 2006.
Long-Term Incentive Plan
          In August 2006, initial awards of non-qualified stock options and restricted stock units were made under our Long-Term Incentive Plan. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the event of death, disability or a change in control. Individuals who retire will forfeit one-half of the unvested units awarded. The remaining units will continue to vest in accordance with the their terms. Expense is recognized over the period from the grant date to the date of retirement eligibility.
          The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Individuals who retire will forfeit one-half of the unvested stock options awarded. The remaining options will continue to vest in accordance with their terms. Expense is recognized over the period from the grant date to the date of retirement eligibility.

Employment Agreements
          We have entered into an employment agreement with each of our executive officers. These agreements have an initial term expiring on December 31, 2008. They include an automatic renewal feature that renews the agreements for successive one-year terms unless 90 days’ notice of termination is provided before expiration of the current term.
          The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved annually by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s annual salary and par annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our retirement plans.
          The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years nor solicit our employees and customers for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2006 GRANTS OF PLAN-BASED AWARDS TABLE
     The 2006 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2006. We did not grant equity awards during our Chapter 11 proceedings.

										All Other	All Other
										Stock	Option
										Awards:	Awards:
										Number of	Number of	Exercise or	Grant Date
		Estimated Possible Payouts Under					Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards					Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock
	Grant	Threshold	Target		Maximum		Threshold	Target	Maximum	Units	Options	Awards	and Stock
Name	Date	($)	($)		($)		(#)	(#)	(#)	(#)	(#)	($ / Sh)	Option Awards
	(1)									(4)	(5)	(6)	(7)
William C. Foote	08/08/2006	—	—		—		—	—	—	126,300	—	—	$5,831,271
	08/08/2006	—	—		—		—	—	—	—	231,500	$46.17	$5,407,840
	—	(2)	$1,204,500	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	$436,050	(3)	$654,075	(3)	—	—	—	—	—	—	—
Richard H. Fleming	08/08/2006	—	—		—		—	—	—	25,300	—	—	$1,168,101
	08/08/2006	—	—		—		—	—	—	—	46,300	$46.17	$1,081,568
	—	(2)	$325,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	$175,685	(3)	$263,528	(3)	—	—	—	—	—	—	—
James S. Metcalf	08/08/2006	—	—		—		—	—	—	31,600	—	—	$1,458,972
	08/08/2006	—	—		—		—	—	—	—	57,900	$46.17	$1,352,544
	—	(2)	$405,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	$189,740	(3)	284,610	(3)	—	—	—	—	—	—	—
Edward M. Bosowski	08/08/2006	—	—		—		—	—	—	25,300	—	—	$1,168,101
	08/08/2006	—	—		—		—	—	—	—	46,300	$46.17	$1,081,568
	—	(2)	$293,800	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	$158,879	(3)	238,319	(3)	—	—	—	—	—	—	—
Stanley L. Ferguson	08/08/2006	—	—		—		—	—	—	18,900	—	—	$872,613
	08/08/2006	—	—		—		—	—	—	—	34,700	$46.17	$810,592
	—	(2)	$260,000	(2)	(2)		—	—	—	—	—	—	—
	—	(3)	$140,548	(3)	210,822	(3)	—	—	—	—	—	—	—

(1)	The grant date is the date on which the stock and option awards were approved by the Compensation and Organization Committee and our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under our 2006 annual Management Incentive Program. That Program is described under “Annual Incentive” in the Compensation Discussion and Analysis. There was no threshold or maximum payout under the 2006 Program. The amounts actually paid to our named executive officers under the 2006 Program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Commencing with 2007, total payments to any one individual under our Management Incentive Plan may not exceed $4 million for any year.

(3)	The amounts in the Target column reflect the target amount of the July 2007 payment under the CPP, described above. The amounts reflected in the Maximum column reflect the maximum amount of the July 2007 payment, which is 150% of the target amount. There was no threshold payout under the CPP. The amounts actually paid and payable to our named executive officers under the CPP are included in the Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table, respectively.

(4)	The amounts in this column reflect the number of restricted stock units awarded to the named executive officers on the grant date. The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that they may vest earlier in the event of death, disability or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options generally vest at a rate of 20% per year beginning one year from the date of grant or earlier in the event of death, disability or a change in control. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted on August 8, 2006. The amount attributed to stock options is calculated using the Black-Scholes value ($23.36) on the date of grant multiplied by the number of shares. The restricted stock units awards portion is calculated using the stock price on the date of grant multiplied by the number of shares underlying the units.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
          The 2006 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2006. We did not grant equity awards during our Chapter 11 proceedings.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity Incentive					Incentive	Plan Awards:
			Plan Awards:					Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Market Value	Number of	Payout Value
	Securities	Securities	Securities			Shares or	of Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexcercised			Stock That	Stock That	or Other	or Other
	Options (#)	Options (#)	Unearned	Option	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Unexercisable	Options (#)	Exercise	Expiration	Vested (#)	Vested ($)	Have Not	Have Not
Name	(1)	(2)	Unexercisable	Price ($)	Date	(3)	(4)	Vested (#)	Vested ($)

William C. Foote	26,717	—	—	$38.08	01/02/2009	—	—	—	—
	—	231,500	—	$46.17	08/08/2016	126,300	$6,921,240	—	—
Richard H. Fleming	20,038	—	—	$36.25	01/02/2008	—	—	—	—
	10,687	—	—	$38.08	01/02/2009	—	—	—	—
	10,687	—	—	$34.54	01/02/2010	—	—	—	—
	—	46,300	—	$46.17	08/08/2016	25,300	$1,386,440	—	—
James S. Metcalf	—	57,900	—	$46.17	08/08/2016	31,600	$1,731,680	—	—
Edward M. Bosowski	—	46,300	—	$46.17	08/08/2016	25,300	$1,386,440	—	—
Stanley L. Ferguson	—	34,700	—	$46.17	08/08/2016	18,900	$1,035,720	—	—

(1)	The amounts in this column reflect the number of shares subject to the options after adjustment to give effect to our rights offering. The option exercise price for these options was also adjusted.

(2)	These options generally will vest in equal annual installments on August 8th of each year from 2007 through 2011.

(3)	The amounts in this column represent restricted stock units that generally will vest in equal annual installments on August 8th of each year from 2007 through 2010.

(4)	The amounts in this column represent the number of restricted stock units listed in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE
          The 2006 Option Exercises and Stock Vested Table below reflects stock option exercises by our named executive officers during 2006. No other stock awards held by the named executive officers vested or became exercisable in 2006.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise ($)
Name	(#)	(1)
William C. Foote	35,000	$2,057,629
	8,000	$471,230
	12,000	$710,880
Richard H. Fleming	—	—
James S. Metcalf	—	—
Edward M. Bosowski	—	—
Stanley L. Ferguson	3,500	$290,035

(1)	The amounts in this column represent the difference between the market price of a share of our common stock on the date the options were exercised and the exercise price of the option multiplied by the number of shares for which the option was exercised.

2006 PENSION BENEFITS TABLE
          The 2006 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan calculated using (i) the same discount rates we use for FAS 87 calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.
          The discount rates by plan at each measurement date are as follows:
•	December 31, 2006 measurement date: 5.90% for the Retirement Plan and 5.80% for the Supplemental Retirement Plan; and

•	December 31, 2005 measurement date: 5.75% for the Retirement Plan and 5.65% for the Supplemental Retirement Plan
          Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year if the participant has a combined age and benefit service of 90. Based on projected years of credited service, the unreduced benefit age is age 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months.
          The present values shown in the table reflect postretirement mortality based on the FAS 87 assumption (the UP1994 mortality table projected to 2002), but do not include a factor for pre-retirement termination, mortality or disability.
          Benefits are assumed to be payable in a lump sum at the assumed retirement age. The lump sum interest rate, per the FAS 87 assumptions, is graded by calendar year: 4.5% for 2006 retirements, grading up 0.2% per year to 5.5% for retirements in 2011 and thereafter.
          The pension benefit formula under each Plan provides the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the three years of the last 15 years of service for which pensionable compensation is the highest.
          All participants in the Retirement Plan and Supplemental Retirement Plan contribute 2% of their pensionable compensation to those Plans to fund a portion of their benefit.

			Present Value of
		Number of Years of	Accumulated Benefit	Payments During Last
Name	Plan Name	Credited Service (#)	($)	Fiscal Year ($)
		(1)
William C. Foote	USG Corporation	23.0	$599,039	—
	Retirement Plan
	USG Corporation	23.0	$8,708,447	—
	Supplemental
	Retirement Plan
	Total	23.0	$9,307,486	—
Richard H. Fleming	USG Corporation	33.1	$1,104,216	—
	Retirement Plan
	USG Corporation	33.1	$6,394,419	—
	Supplemental
	Retirement Plan
	Total	33.1	$7,498,635	—
James S. Metcalf.	USG Corporation	26.1	$464,543	—
	Retirement Plan
	USG Corporation	26.1	$2,100,581	—
	Supplemental
	Retirement Plan
	Total	26.1	$2,565,124	—

			Present Value of
		Number of Years of	Accumulated Benefit	Payments During Last
Name	Plan Name	Credited Service (#)	($)	Fiscal Year ($)
		(1)
Edward M. Bosowski	USG Corporation	30.8	$677,764	—
	Retirement Plan
	USG Corporation	30.8	$3,150,264	—
	Supplemental
	Retirement Plan
	Total	30.8	$3,828,028	—
Stanley L. Ferguson	USG Corporation	19.6	$443,422	—
	Retirement Plan
	USG Corporation	19.6	$1,925,348	—
	Supplemental
	Retirement Plan
	Total	19.6	$2,368,770	—

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2006.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote, Fleming and Bosowski, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. Fiscal year 2006 funding amounts for the grantor trusts were as follows: Mr. Foote — $1,227,447; Mr. Fleming — $2,283,696; and Mr. Bosowski — $408,311.
2006 NONQUALIFIED DEFERRED COMPENSATION TABLE
          We did not maintain a non-qualified deferred compensation plan for our employees in 2006. We are implementing a new non-qualified deferred compensation plan effective April 1, 2007. This plan will allow eligible employees to defer a portion of their base salary and annual incentive compensation. The plan is intended to be a top-hat plan described in Section 201(2) of ERISA. Amounts deferred under the plan will be subject to the provisions of Section 409A of the Internal Revenue Code. We will interpret and administer the Plan so that it is consistent with Section 409A.

2006 DIRECTOR COMPENSATION TABLE
          The 2006 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2006. Our director compensation program is described in the narrative following the table.

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned			Incentive Plan	Deferred	All Other
	or Paid in	Stock Awards	Option	Compensation	Compensation	Compensation
Name	Cash ($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
Robert L. Barnett	$120,800	$30,034	—	—	—	—	$150,834
Keith A. Brown	$119,200	$30,034	—	—	—	—	$149,234
James C. Cotting	$134,000	—	—	—	—	—	$134,000
Lawrence M. Crutcher	$163,600	—	—	—	—	—	$163,600
W. Douglas Ford	$150,000	—	—	—	—	—	$150,000
David W. Fox	$112,800	$30,034	—	—	—	—	$142,834
Valerie B. Jarrett	$153,200	—	—	—	—	—	$153,200
Steven F. Leer	$102,400	$30,034	—	—	—	—	$132,434
Marvin E. Lesser	$124,800	$30,034	—	—	—	—	$154,834
John B. Schwemm	$147,600	—	—	—	—	—	$147,600
Judith A. Sprieser	$156,400	—	—	—	—	—	$156,400
Director Compensation
          The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Foote, our Chairman and Chief Executive Officer, does not receive compensation from us for his service as a director. His compensation is shown in the Summary Compensation Table.
          In recent years, our compensation consultants have assisted the Governance Committee in its reviews of director compensation, including conducting total outside director analyses in 2005 and 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database.

Cash Compensation
          For 2006, we paid our non-employee directors a cash retainer of $60,000 in equal quarterly installments plus a fee of $1,600 for each Board or Board committee meeting attended. We also paid committee chairs an additional annual retainer of $8,000 for each committee chaired, paid in equal quarterly installments. We also compensated non-employee directors for assisting management in planning or preparing for Board and committee meetings and other Board-related matters, including director education activities and interviewing director candidates, at the rate of $1,600 per day and reimbursed them for the out-of-pocket expenses they incurred in connection with attending meetings and other activities.
Annual Grant
          Pursuant to our Stock Compensation Program for Non-Employee Directors, commencing July 1, 2006 our non-employee directors became entitled to receive a lump sum annual cash grant of $30,000 (pro-rated for directors in office less than a year) or, at their election, an equivalent amount in shares of our common stock. Messrs. Barnett, Brown, Fox, Leer, and Lesser elected to receive their grant in shares and were issued 529 shares each based on the average of the high and low sales prices of a share of our common stock on July 3, 2006, the first trading day after July 1, 2006. These stock awards are reflected in the Stock Awards column in the 2006 Directors Compensation Table. The amount in that column reflects the FAS 123(R) value for the 529 shares received.
          In prior years, our non-employee directors received an annual grant of 500 shares of our common stock (pro-rated for directors in office less than a year) on July 1 of each year. Directors were allowed to defer the annual stock grant in the form of deferred stock units that increase or decrease in value in direct proportion to the market value of our common stock and are paid in cash following termination of Board service. Directors were not permitted to defer the July 1, 2006 annual grant.

Potential Payments Upon Termination or Change in Control
          The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers in the event of various termination events. The first column details benefits and other payments that are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.
Vested Benefits
          Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2006 include:
•	the 2006 annual Management Incentive Program award;

•	vested stock options;

•	USG Corporation Investment Plan balances;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.
Each of these benefits is included in the tables below.
Severance Protections
          We provide employment agreements and change in control agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the value of continued participation in benefit plans for 18 months and (3) the present value of providing an additional two years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.
          In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times base salary plus current year target annual incentive, (2) a pro rata target annual incentive award for the year of termination, (3) the value of continued participation in benefit plans for 36 months and (4) the present value of providing an additional three years of service and age credit under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period determined by us. In the event that any payments become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided to the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Section 4999 of the Internal Revenue Code. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees and customers for three years. For purposes of the change in control agreements, key terms are generally defined as follows:

•	“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•	“Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•	“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.
Other Benefit Protections
          In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options and restricted stock units granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Similarly, upon a change in control, vesting of benefits due under the 2006 Corporate Performance Plan would be accelerated. Finally, the named executive officers participate in our Executive Death Benefit Plan, which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one times base salary.
William C. Foote

						Change in
						Control and
						Involuntary
						Termination
				Involuntary		without Cause
				Termination	Change in	or for Good
Benefit Type	Vested Benefits	Death	Disability	without Cause	Control Only	Reason
Cash Severance	$—	$—	$—	$4,599,000	$—	$6,898,500
Annual Bonus Payable for Fiscal 2006	$1,696,538	$1,696,538	$1,696,538	$1,696,538	$1,696,538	$1,696,538
Stock Options	$446,708	$2,444,553	$2,444,553	$446,708	$2,444,553	$2,444,553
Restricted Stock Units	$—	$6,921,240	$6,921,240	$—	$6,921,240	$6,921,240
Corporate Performance Plan	$—	$—	$—	$—	$1,068,323	$1,068,323
Corporate Investment Plan	$569,171	$569,171	$569,171	$569,171	$569,171	$569,171
Pension Benefits	$8,721,997	$7,403,722	$15,824,929	$11,249,406	$8,721,997	$12,619,636
Retiree Medical Benefits	$145,121	$145,121	$145,121	$145,121	$145,121	$145,121
Welfare Benefit Continuation	$—	$—	$—	$16,085	$—	$33,920
Death Benefits	$286,729	$3,285,000	$286,729	$286,729	$286,729	$286,729
Excise Tax Gross-Up/ Forfeiture	$—	$—	$—	$—	$—	$—
Total	$11,866,264	$22,465,345	$27,888,281	$19,008,758	$21,853,672	$32,683,731

James S. Metcalf

						Change in
						Control and
						Involuntary
						Termination
				Involuntary		without Cause
				Termination	Change in	or for Good
Benefit Type	Vested Benefits	Death	Disability	without Cause	Control Only	Reason
Cash Severance	$—	$—	$—	$1,890,000	$—	$2,835,000
Annual Bonus Payable for Fiscal 2006	$570,443	$570,443	$570,443	$570,443	$570,443	$570,443
Stock Options	$—	$499,677	$499,677	$—	$499,677	$499,677
Restricted Stock Units	$—	$1,731,680	$1,731,680	$—	$1,731,680	$1,731,680
Corporate Performance Plan	$—	$—	$—	$—	$464,863	$464,863
Corporate Investment Plan	$393,486	$393,486	$393,486	$393,486	$393,486	$393,486
Pension Benefits	$2,020,320	$3,262,995	$6,808,833	$2,218,891	$2,020,320	$2,318,215
Retiree Medical Benefits	$—	$—	$—	$—	$—	$—
Welfare Benefit
Continuation	$—	$—	$—	$36,027	$—	$72,055
Death Benefits	$—	$1,620,000	$—	$—	$—	$—
Excise Tax Gross-Up/ Forfeiture	$—	$—	$—	$—	$—	$—
Total	$2,984,249	$8,078,281	$10,004,119	$5,108,847	$5,680,469	$8,885,419

Edward M. Bosowski

						Change in
						Control and
						Involuntary
						Termination
				Involuntary		without Cause
				Termination	Change in	or for Good
Benefit Type	Vested Benefits	Death	Disability	without Cause	Control Only	Reason
Cash Severance	$—	$—	$—	$1,491,600	$—	$2,237,400
Annual Bonus Payable for Fiscal 2006	$413,817	$413,817	$413,817	$413,817	$413,817	$413,817
Stock Options	$—	$399,569	$399,569	$—	$399,569	$399,569
Restricted Stock Units	$—	$1,386,440	$1,386,440	$—	$1,386,440	$1,386,440
Corporate Performance Plan	$—	$—	$—	$—	$389,107	$389,107
Corporate Investment Plan	$693,690	$693,690	$693,690	$693,690	$693,690	$693,690
Pension Benefits	$3,675,638	$3,776,993	$7,800,789	$4,315,273	$3,675,638	$4,908,755
Retiree Medical Benefits	$165,257	$165,257	$165,257	$165,257	$165,257	$165,257
Welfare Benefit
Continuation	$—	$—	$—	$43,680	$—	$88,545
Death Benefits	$103,779	$1,356,000	$103,779	$103,779	$103,779	$103,779
Excise Tax Gross-Up/ Forfeiture	$—	$—	$—	$—	$—	$—
Total	$5,052,181	$8,191,766	$10,963,341	$7,227,096	$7,227,297	$10,786,359

Richard H. Fleming

						Change in
						Control and
						Involuntary
						Termination
				Involuntary		without Cause
				Termination	Change in	or for Good
Benefit Type	Vested Benefits	Death	Disability	without Cause	Control Only	Reason
Cash Severance	$—	$—	$—	$1,650,000	$—	$2,475,000
Annual Bonus Payable for Fiscal 2006	$457,762	$457,762	$457,762	$457,762	$457,762	$457,762
Stock Options	$766,910	$1,166,479	$1,166,479	$766,910	$1,166,479	$1,166,479
Restricted Stock Units	$—	$1,386,440	$1,386,440	$—	$1,386,440	$1,386,440
Corporate Performance Plan	$—	$—	$—	$—	$430,428	$430,428
Corporate Investment Plan	$341,934	$341,934	$341,934	$341,934	$341,934	$341,934
Pension Benefits	$8,800,392	$4,407,350	$9,010,402	$9,946,570	$8,800,392	$10,415,786
Retiree Medical Benefits	$142,766	$142,766	$142,766	$142,766	$142,766	$142,766
Welfare Benefit Continuation	$—	$—	$—	$39,521	$—	$80,226
Death Benefits	$156,165	$1,500,000	$156,165	$156,165	$156,165	$156,165
Excise Tax Gross-Up/ Forfeiture	$—	$—	$—	$—	$—	$—
Total	$10,665,929	$9,402,731	$12,661,948	$13,501,628	$12,882,366	$17,052,986

Stanley L. Ferguson

						Change in
						Control and
						Involuntary
						Termination
				Involuntary		without Cause
				Termination	Change in	or for Good
Benefit Type	Vested Benefits	Death	Disability	without Cause	Control Only	Reason
Cash Severance	$—	$—	$—	$1,320,000	$—	$1,980,000
Annual Bonus Payable for Fiscal 2006	$366,210	$366,210	$366,210	$366,210	$366,210	$366,210
Stock Options	$—	$299,461	$299,461	$—	$299,461	$299,461
Restricted Stock Units	$—	$1,035,720	$1,035,720	$—	$1,035,720	$1,035,720
Corporate Performance Plan	$—	$—	$—	$—	$344,343	$344,343
Corporate Investment Plan	$421,135	$421,135	$421,135	$421,135	$421,135	$421,135
Pension Benefits	$2,301,887	$2,143,816	$4,385,827	$2,957,352	$2,301,887	$3,369,832
Retiree Medical Benefits	$133,675	$133,675	$133,675	$133,675	$133,675	$133,675
Welfare Benefit Continuation	$—	$—	$—	$20,066	$—	$42,710
Death Benefits	$172,432	$1,200,000	$172,432	$172,432	$172,432	$172,432
Excise Tax Gross-Up/ Forfeiture	$—	$—	$—	$—	$—	$—
Total	$3,395,339	$5,600,017	$6,814,460	$5,390,870	$5,074,863	$8,165,518